SECURITIES AND EXCHANGE COMMISSION

                      Washington, DC  20549

                             FORM 15


 Certification and Notice of Termination of Registration under
    Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
       and 15(d) of the Securities Exchange Act of 1934.

                Commission File Number:  0-2481


                  LIN Broadcasting Corporation
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     (Exact name of registrant as specified in its charter)


                      5295 Carillon Point
                  Kirkland, Washington  98033
                         (206) 828-1902
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


             Common Stock, par value $.01 per share
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    (title of each class of securities covered by this Form)


                             None.
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)    [X ]      Rule 12h-3(b)(1)(ii)     [  ]
  Rule 12g-4(a)(1)(ii)   [  ]      Rule 12h-3(b)(2)(i)      [  ]
  Rule 12g-4(a)(2)(i)    [  ]      Rule 12h-3(b)(2)(ii)     [  ]
  Rule 12g-4(a)(2)(ii)   [  ]      Rule 15d-6               [  ]
  Rule 12h-3(b)(1)(i)    [  ]

     Approximate number of holders of record as of the
certification or notice date:  1

     Pursuant to the requirements of the Securities Exchange Act of 1934, LIN Broadcasting Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 5, 1995        BY:  DONALD GUTHRIE
                                   -------------------------
                                   Donald Guthrie
                                   Senior Vice President-Finance